UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2006 (October 9, 2006)

ETHANEX ENERGY, INC.
(f/k/a New Inverness Explorations, Inc.)

(Exact name of registrant as specified in its charter)

Nevada	333-129810	Pending
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14500 Parallel Road, Suite A
Basehor, KS	66007
(Address of principal executive offices)	(Zip Code)

(913) 724-4106
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 9, 2006, Ethanex Energy, Inc., f/k/a New Inverness Explorations, Inc. (the “Registrant”) hired Mr. David J. McKittrick to serve as Executive Vice-President and Chief Financial Officer pursuant to the terms of an employment agreement executed between the Registrant and Mr. McKittrick described below.

Before joining Ethanex, from 1995 to 1998 Mr. McKittrick served as Senior Vice President and Chief Financial Officer of Gateway 2000, Inc., a global manufacturer and direct marketer of personal computers. As a member of the company’s senior management team, Mr. McKittrick was responsible for all corporate finance, accounting and management information systems, as well as being involved in strategic planning, acquisitions, and membership in all operating committees. During Mr. McKittrick’s tenure, the company grew at a compound rate of growth of 30% and developed operations on three continents, increasing sales from $2.8 billion to over $7.5 billion.

From 1992 to 1994, Mr. McKittrick served as Vice Chairman and Chief Operating Officer of Collins & Aikman Group, Inc., a broad-based specialty manufacturing company with sales of $1.4 billion. Mr. McKittrick’s position was created to provide intensified management of the company’s decentralized operations in a highly-leveraged and troubled environment. Mr. McKittrick’s was actively involved in reorganizing the corporate management structure and divesting non-strategic divisions to aid liquidity and reduce the company’s operations to a strategic core.

From 1972 to 1992, Mr. McKittrick was with James River Corporation, a Fortune 100 paper and consumer products company, which was ultimately acquired by Georgia Pacific Corporation,. During Mr. McKittrick’s tenure he served as chief financial officer, while annual revenues for the company increased from $14 million to approximately $8.5 billion. As a key member of senior management, he was one of a few people who guided the strategic direction and growth of the company. Mr. McKittrick served as principal negotiator for over 25 acquisitions and divestitures, including three which doubled the company’s size and raised sales from $400 million to $4.5 billion in five years. He also built the corporate finance department from five to 300 personnel, without increasing overhead costs as a percent of sales.

Mr. McKittrick began his career with Coopers & Lybrand on their audit staff and where he became a certified public accountant.

Mr. McKittrick received his MBA from Rutgers University and a Bachelor of Science in Chemistry and Mathematics from Hampden-Sydney College. Currently, Mr. McKittrick is the principal of David J. McKittrick, LLC, a financial and management consulting business. The company focuses on troubled industrial companies and he has been engaged in recapitalizing companies in default, restructuring dysfunctional finance departments, lender relations, systems redesign, and due diligence investigations. Mr. McKittrick also serves as a member of the board of directors of Wellman, Inc., a NYSE chemical producer and on the board of trustees of Hampden-Sydney College.

There are no material transactions between the Registrant and Mr. McKittrick.

 There are no family relationships among Registrant’s executive officers.

Mr. McKittrick’s employment agreement provides for an annual base salary of $190,000, with an opportunity to increase the base salary up to $250,000 upon the occurrence of certain events, and an annual bonus subject to the Company achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. McKittrick is also entitled to receive an option grant of 1,500,000 shares from the Company’s 2006 Stock Option Plan, 25% of which shall be vested and exercisable on the first anniversary of the grant. Thereafter, the balance of the Options shall be vested and become exercisable in monthly installments over the next 24 months that Mr. McKittrick is employed with the Company. In addition, Mr. McKittrick is entitled to receive a restricted stock award of 1,000,000 shares of stock, 25% of which will be vested six months after the effective date of Mr. McKittrick's employment agreement with the remaining balance vesting in monthly installments over the next 30 months he is employed with the Registrant. Under the agreement, Mr. McKittrick will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by the Company and for one year thereafter. Mr. McKittrick and his dependents will be entitled to participate in the Company’s benefit plans at the Company’s expense. Subject to certain notice requirements, either Mr. McKittrick or the Company will be entitled to terminate the employment agreement at any time. If the Company terminates the employment agreement without Cause (as defined in the agreement) or if Mr. McKittrick terminates the employment agreement for a Good Reason (as defined in the agreement), then Mr. McKittrick is entitled to receive his base salary and guaranteed bonus through his last day of employment plus a one time severance payment equal to six months of his then-current annual base salary.

The foregoing description of Mr. McKittrick’s employment agreement is qualified in its entirety be reference to the employment agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. In addition, a copy of the press release announcing the Mr. McKittrick’s hiring is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

Exhibit No.	Description
10.1	Employment Agreement dated October 9, 2006
99.1	Press Release dated October 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHANEX ENERGY, INC.

Dated: October 12, 2006	By:	/s/ Albert Knapp
Name: Albert Knapp Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement dated October 9, 2006
99.1	Press Release dated October 10, 2006